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                                                                     EXHIBIT 99

MEDIA CONTACT:  Tina Farrington, 419-784-2549, rfcmkt@rurban.net
INVESTOR CONTACT: Sandra Stockhorst, 419-784-4023, rfcinv@rurban.net


                              RURBAN FINANCIAL CORP
                 REPORTS 23% INCREASE IN QUARTERLY EPS AS CREDIT
                          QUALITY CONTINUES TO IMPROVE


DEFIANCE, Ohio, July 26, 2004/PRNewswire-FirstCall/ -- Rurban Financial Corp. (Nasdaq: RBNF), a leading provider of full-service banking, investment management, trust services and bank data processing, today announced second quarter 2004 earnings of $709 thousand, an increase of 16 percent over first quarter 2004 earnings of $612 thousand. On a diluted per share basis, earnings for the second quarter were $0.16 compared with $0.13 in the first quarter, an increase of 23 percent.

For the six months ended June 30, 2004, Rurban's earnings totaled $1.3 million or $0.29 per diluted share. During the first six months of 2003, Rurban completed branch sales, which resulted in pre-tax gains of approximately $20 million; operating earnings for the period were negligible. As stated in previous releases, the branch sales were an integral part of the Corporation's plan to strengthen capital and re-build core earnings.

       -----------------------------------------------------------------------------
        Earnings Summary:         2nd Qtr. 2004      1st Qtr. 2004    2nd Qtr. 2003*
       -----------------------------------------------------------------------------
                                     (dollars in thousands except per share data)
       -----------------------------------------------------------------------------
       Diluted EPS                    $  0.16           $  0.13          $  1.42
       Net interest income            $ 2,910           $ 2,984          $ 3,320
       Provision for loan losses      $  (340)          $   150          $   300
       Non-interest income            $ 4,083           $ 4,335          $15,671
       Non-interest expense           $ 6,564           $ 6,289          $ 8,853
       Net income                     $   709           $   612          $ 6,479
       -----------------------------------------------------------------------------
       * Includes $12 million in pre-tax gains related to 2003 Branch Sales.

     Commenting on second quarter 2004 earnings, Kenneth A. Joyce, President and Chief Executive Officer of Rurban, said, "We are pleased with Rurban's overall progress to-date in reducing the level of criticized assets, improving core earnings and re-building the franchise value of the Corporation. We successfully achieved interim goals with respect to reducing and eliminating higher risk credit assets. Since year-end 2003, the level of criticized assets has dropped by over $23 million, $11 million in the current quarter alone. Much of the improvement can be attributed to improved performance of our portfolio; only $982 thousand of the $11 million reduction was through net charge-offs." Mr. Joyce added, "This positive effort allowed us to reduce our loan loss reserve during the second quarter by $340 thousand."


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Net interest income for the second quarter of 2004 was $2.9 million compared with $3.0 million in the first quarter of 2004. Mr. Joyce noted, "Our average earning asset balances declined $10 million from first quarter levels and averaged $382 million for the quarter, reflecting a strategic reduction in higher risk credit assets." As a result of this reduction, the net interest margin widened from 2.93 percent for the 2004 first quarter to 3.06 percent for the current quarter.

Non-interest income was $4.1 million during the second quarter, a decline of $252 thousand from the first quarter of 2004, largely reflecting seasonality factors. Data service fees, although down $265 thousand from first quarter levels due to normal year-end billing activity recorded in January of each year, continue to exceed expectation levels and on a year-to-date basis have increased by almost $708 thousand, or 16 percent, above the prior-year first half. Similarly, trust fees, although down $111 thousand from first quarter 2004 levels have increased $308 thousand or 24 percent on a year-to-date basis, reflecting new product development, more favorable markets and new customer development. Customer service fees totaled $505 thousand for the second quarter of 2004, a decrease of two percent from first quarter levels due principally to seasonally lower activity levels in deposit transaction accounts. During the second quarter, Rurban liquidated various repossessed assets which resulted in a gain of almost $97 thousand compared with a loss of $18 thousand during the first quarter of 2004.

Non-interest expenses totaled $6.6 million for the second quarter of 2004, a four percent increase over first quarter levels, principally due to higher legal costs associated with the collection and aggressive reduction in criticized assets in addition to market value adjustments on OREO and other repossessed assets prior to disposition. Data processing expenses totaled $68 thousand for the second quarter and reflect a one-time refund of approximately $83 thousand received from a new ATM service provider. The other non-interest expense categories continue to reflect Management's continued overview of discretionary expenses and have been managed down accordingly.

       -------------------------------------------------------------------------------------------
       CREDIT QUALITY:                       2nd Qtr. 2004       1st Qtr. 2004       2nd Qtr.2003
       -------------------------------------------------------------------------------------------
                                                            (dollars in thousands)
       -------------------------------------------------------------------------------------------
       Net charge-offs                              $  982              $2,086            $ 1,491
       Net charge-offs/avg. loans                     0.36%               0.76%              0.42%
       Allowance for loan loss                      $6,923              $8,245            $12,299
       Allowance for loan loss/loans                  2.56%               3.06%              3.78%
       -------------------------------------------------------------------------------------------


Criticized asset levels dropped during the second quarter by almost 19 percent from first quarter 2004 levels and almost 33 percent for the six months ended June 30, 2004. As indicated in the table above, net charge-offs for the second quarter were $982 thousand, or 0.36 percent of average loans. As a result of the positive improvement in credit quality, Rurban was able to reduce the Allowance for Loan Losses at the end of the second quarter and still maintain a strong reserve ratio of 2.56 percent of outstanding loans.

Mr. Joyce concluded, "We are committed to improving core earnings and re-building the franchise value of Rurban. We continue to be cautiously optimistic about the significant progress we've made to reduce Rurban's level of criticized assets; this progress brings us closer to achieving one of our most important objectives, namely, the resumption of dividend payments to our shareholders. Our initiatives reflect progress in all of these areas."

ABOUT RURBAN FINANCIAL CORP.

Rurban Financial Corp. is a publicly held bank holding company based in Defiance, Ohio and is located on the Internet at http://www.rurbanfinancial.net. Rurban's common stock is quoted on the Nasdaq National Market System under the symbol RBNF. The Company currently has 10,000,000 shares of stock authorized and 4,565,721 shares outstanding.

Rurban's wholly owned subsidiaries are The State Bank and Trust Company, Reliance Financial Services, N.A., Rurbanc Data Services, Inc. (RDSI) and RFCBC Loan Subsidiary. The bank offers a full range of financial services through their offices in Defiance, Paulding and Fulton Counties. Reliance Financial Services offers a diversified array of trust and financial services to customers throughout the Mid-West. RDSI provides data processing services to community banks in Ohio, Michigan, Indiana, Illinois and Missouri.


FORWARD-LOOKING STATEMENTS


Certain statements within this document, which are not statements of historical fact, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties and actual results may differ materially from those predicted by the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties inherent in the national and regional banking, insurance and mortgage industries, competitive factors specific to markets in which Rurban and its subsidiaries operate, future interest rate levels, legislative and regulatory actions, capital market conditions, general economic conditions, geopolitical events, the loss of key personnel and other factors.

Forward-looking statements speak only as of the date on which they are made, and Rurban undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made. All subsequent written and oral forward-looking statements attributable to Rurban or any person acting on our behalf are qualified by these cautionary statements.